Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT


Osmonics, Inc.

We consent to the incorporation by reference in this Registration Statement of Osmonics, Inc. on Form S-8 of the reports of Deloitte & Touche LLP dated February 10, 1995 appearing in and incorporated by reference in the Annual Report on Form 10-K of Osmonics, Inc. for the year ended December 31, 1994.


/s/Deloitte & Touche LLP
Minneapolis, Minnesota
May 19, 1995